Exhibit 99

Marriott International, Inc.

Corporate Headquarters

NEWS

CONTACT: Tom Marder

(301) 380-2553

thomas.marder@marriott.com

MARRIOTT COMPLETES SECURITIZATION OF TIMESHARE LOANS

Bethesda, Md. - October 21, 2009 - Marriott International, Inc. (NYSE:MAR) today announced the completion of a private placement of Timeshare Loan Backed Notes by Marriott Vacation Club Owner Trust 2009-2. The notes were sold without recourse to Marriott or its affiliates.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, as amended, and is not an offer to sell or the solicitation of an offer to buy any of the notes.

IRPR#1